Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-142906 ) on Form S-8 and in Registration Statement (No. 333-123504) on Form S-3 of Fortress International Group, Inc. of our report dated March 27, 2007 relating to our audits of the combined financial statements of Vortech, LLC and VTC, LLC, which appear in this Annual Report on Form 10-K of Fortress International Group, Inc. for the year ended December 31, 2007.

McGladrey & Pullen, LLP
Baltimore, Maryland
March 31, 2008

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.